EXHIBIT 99.1

SJW GROUP ANNOUNCES 2019 ANNUAL AND FOURTH QUARTER FINANCIAL RESULTS

SAN JOSE, CA, February 26, 2020 – SJW Group (NYSE: SJW) today reported financial results for the annual and fourth quarter ended December 31, 2019.

Annual and Fourth Quarter Highlights

On October 9, 2019, SJW Group completed its merger with Connecticut Water Service, Inc. (“CTWS”), forming the second largest pure play investor owned water utility in the United States based on rate base. CTWS is a holding company whose subsidiaries are primarily public utilities providing water service to approximately 480,000 people in 80 municipalities with a service area of approximately 269 square miles throughout Connecticut and Maine.

SJW Group President & CEO Eric W. Thornburg stated “Our transformative merger with CTWS positions us for future growth and success. We are incredibly proud of this achievement. We are also very pleased to begin to move forward with a focus on realizing the combination’s benefits for all of our stakeholders.”

Separate and apart from the CTWS merger, SJW Group incurred a significant non-recurring charge in 2019 related to the California Public Utility Commission’s (“CPUC”) decision to deny recovery of San Jose Water Company’s (“SJWC”), its wholly owned subsidiary, 2018 Water Conservation Memorandum Account (“WCMA”).

“Given the unique circumstances of this past year, notably the significant impact of the non-recurring merger and integration related expenses along with the WCMA charge on 2019 earnings, we want to provide guidance on our 2020 earnings. We are confident that it will provide investors a clear sense of the underlying strength of our company. Consistent with the consensus of analyst estimates, SJW Group expects earnings per share to be within the range of $2.25 - $2.35 for 2020,” Thornburg added.

Annual Operating Results

SJW Group net income was $23.4 million for the year ended December 31, 2019, compared to $38.8 million for the same period in 2018. Diluted earnings per share were $0.82 and $1.82 for the years ended December 31, 2019 and 2018, respectively. Diluted earnings per share in 2019 includes non-recurring expenses related to the CTWS merger and integration planning expenses and regulatory commitments of $20.5 million (net of tax) or $0.72 per share and the WCMA charge of $6.7 million (net of tax) or $0.24 per share. Diluted earnings per share in 2018 includes non-recurring expenses of $14.8 million (net of tax) related to the CTWS merger.

Operating revenue was $420.5 million for the year ended December 31, 2019, compared to $397.7 million in 2018. The $22.8 million increase in revenue was primarily attributable to $21.7 million in new revenue, after $2.8 million of customer credits, as a result of the merger with CTWS, $11.0 million in cumulative water rates increases, $6.4 million from the federal tax rate change in 2018 related to the implementation of the Tax Cuts and Jobs Act, a $4.5 million change in the net recognition of certain balancing and memorandum accounts, and $3.1 million related to new customers. These net revenue increases were partially offset by the $19.8 million year over year change in the WCMA. In addition, we experienced a $2.1 million non-recurring revenue decrease related to the proposed settlement of an Order Instituting Investigation (“OII”) with the CPUC regarding past billing practices and a $1.7 million decrease due to lower customer usage.

Operating expenses for the year ended December 31, 2019, were $363.0 million, compared to $324.3 million in 2018, an increase of $38.7 million. Operating expenses include water production expenses of $175.8 million in 2019 compared to $168.7 million in 2018, an increase of $7.1 million. The increase in water production expenses was primarily attributable to $12.1 million in higher per unit costs for purchased water, groundwater extraction and energy charges, $5.9 million related to CTWS water sales, and $1.2 million in cost recovery balancing and memorandum accounts, partially offset by an $11.3 million reduction due to an increase in the use of available surface water supplies and $0.8 million in lower customer water usage.

Operating expenses, excluding water production costs, for the year ended December 31, 2019, increased $31.7 million to $187.2 million from $155.5 million. The increase was primarily due to $17.4 million in higher general and administrative expenses, including $7.3 million in post-merger CTWS expenses and $4.9 million in integration planning costs, $11.0 million in higher depreciation expenses including $6.1 million due to assets placed in service in 2018 and $4.9 million in new CTWS expenses, $4.1 million in higher property taxes other than non-income taxes primarily due to new CTWS expenses, and $2.1 million in higher maintenance expenses also primarily due to new CTWS expenses. These increases were partially offset by $2.8 million in lower merger expenses.

Other expenses and income in 2019 included $6.5 million of interest income earned on money market fund investments from the proceeds of our December 2018 equity offering offset by an increase of $7.4 million in interest expense on long-term debt. SJWC issued $80.0 million in Senior Notes in March 2019 and SJW Group issued $510.0 million in Senior Notes in October 2019.

The effective consolidated income tax rates were approximately 26% and 21% for the years ended December 31, 2019 and 2018, respectively. The rate in 2019 includes the impact of previously deferred merger related tax benefits that were capitalized upon the successful closing of the CTWS transaction.

In December of 2018, the company issued approximately 7.8 million shares of common stock, the proceeds of which were used to partially finance the CTWS merger (the “Offering”). The weighted average number of shares from the Offering included in the diluted earnings per share calculation for years ended December 31, 2019 and 2018 were 7,762,000 and 611,000, respectively.

Fourth Quarter Financial Results

Net loss for the fourth quarter ended December 31, 2019 was $5.5 million, compared to net income of $8.8 million in 2018. Diluted (loss) earnings per share were ($0.19) and $0.38 for the quarters ended December 31, 2019 and 2018, respectively. The fourth quarter diluted loss per share in 2019 includes non-recurring expenses related to the CTWS merger of $15.3 million (net of tax) or $0.53 per share, including merger and integration planning expenses and regulatory commitments. Diluted earnings per share in the fourth quarter of 2018 includes non-recurring expenses of $2.8 million or $0.12 per share related to the CTWS merger.

Fourth quarter operating revenue was $125.8 million in the quarter compared to $98.7 million in 2018. The $27.1 million revenue increase was primarily attributable to $21.7 million in new CTWS revenue, a $4.3 million increase in customer usage, and a $2.9 million increase due to higher water rates. These increases were partially offset by a $2.7 million quarter over quarter change in the WCMA.

Operating expenses for the fourth quarter of 2019 were $119.8 million compared to $81.2 million in the fourth quarter of 2018. Operating expenses include water production expenses for the fourth quarter of 2019 of $50.5 million compared to $43.3 million for the same period in 2018, an increase of $7.2 million. The increase in water production expenses was primarily attributable to $5.9 million in new CTWS expenses, $1.9 million in higher per unit costs for purchased water, groundwater extraction and energy charges, and $1.5 million in higher customer water usage, partially offset by a $2.6 million decrease in cost recovery balancing and memorandum accounts. Operating expenses, excluding water production costs, increased $31.3 million to $69.3 million from $38.0 million. The increase was primarily due to an increase of $13.2 million in higher general and administrative expenses, including $2.8 million in integration planning costs and $7.3 million in new CTWS general and administrative expenses. In addition, we experienced $6.0 million in higher merger related expenses, which were primarily due to investment banking fees and legal expenses. Other fourth quarter expense changes included $6.5 million in higher depreciation expenses, $3.4 million in higher property taxes other than non-income taxes, and $2.2 million in higher maintenance expenses. The increases were primarily a result of inclusion of CTWS post-merger.

Other expense and income in the fourth quarter of 2019 included $858,000 in new interest expense on the SJWC $80.0 million Senior Notes issued in March 2019 and $3.7 million in new interest on SJW Group’s $510.0 million Senior Notes issued in October 2019.

The effective consolidated income tax rates for the quarters ended December 31, 2019 and 2018 were approximately (6%) and 22%, respectively. The effective tax rate decreased primarily due to the capitalization of non-deductible merger costs which resulted in a decrease of tax benefit of the book loss generated in the 2019 fourth quarter.

The weighted average number of shares from the Offering included in the diluted earnings per share calculation for the fourth quarter of 2019 and 2018 were 7,762,000 and 2,425,000, respectively.

About SJW Group

SJW Group is the second largest investor-owned pure play water and wastewater utility based on rate base in the United States, providing life-saving and high-quality water service to nearly 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California; Connecticut Water Company, Avon Water Company and Heritage Village Water Company in Connecticut; Maine Water Company in Maine; and SJWTX, Inc. (dba Canyon Lake Water Service Company) in Texas - possess the financial strength, operational expertise and technological innovation to safeguard the environment, deliver outstanding service to customers and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities and delivering continued sustainable value to its shareholders. For more information about SJW Group, please visit www.sjwgroup.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "projects," "strategy," or "anticipates," or the negative of those words or other comparable terminology.

The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the risk that the benefits expected from the merger of SJW Group and Connecticut Water Service, Inc. (the "Merger") will not be realized; (2) the risk that the integration of Connecticut Water Service, Inc. will be more difficult, time-consuming or expensive than anticipated; (3) the effect of water, utility, environmental and other governmental policies and regulations, including actions concerning rates, authorized return on equity, authorized debt-to-equity ratios, capital expenditures and other decisions; (4) the outcome of the California Public Utilities Commission’s investigation into the Merger; (5) litigation; (6) changes in demand for water and other products and services; (7) unanticipated weather conditions and changes in seasonality; (8) climate change and the effects thereof; (9) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, or other similar occurrences that could adversely affect our facilities, operations, financial condition, results of operations and reputation; (10) unexpected costs, charges or expenses; (11) our ability to successfully evaluate investments in new business and growth initiatives; (12) the risk of work stoppages, strikes and other labor-related actions; (13) changes in general economic, political, business and financial market conditions; (14) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (15) legislative and economic developments.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. In addition, actual results are subject to other risks and uncertainties that relate more broadly to our overall business, including those more fully described in our filings with the SEC, including our most recent reports on Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and we undertake no obligation to update or revise any forward-looking statements except as required by law.

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
REVENUE	$125,838	98,718	$420,482	397,699
OPERATING EXPENSE:
Production Expenses:
Purchased water	23,492	24,705	99,118	97,378
Power	2,496	1,406	7,443	6,180
Groundwater extraction charges	14,772	12,429	43,917	46,770
Other production expenses	9,738	4,724	25,291	18,398
Total production expenses	50,498	43,264	175,769	168,726
Administrative and general	25,890	12,655	66,301	48,933
Maintenance	6,528	4,378	20,505	18,414
Property taxes and other non-income taxes	7,027	3,643	19,068	14,975
Depreciation and amortization	20,224	13,680	65,592	54,601
Merger related expenses	9,655	3,616	15,768	18,610
Total operating expense	119,822	81,236	363,003	324,259
OPERATING INCOME	6,016	17,482	57,479	73,440
OTHER (EXPENSE) INCOME:
Interest expense	(12,703)	(6,119)	(31,796)	(24,332)
Unrealized loss on California Water Service Group stock	—	—	—	(527)
Interest income on Money Market Fund	197	155	6,536	155
Gain on sale of real estate investment	184	—	929	—
Pension non-service cost	(409)	(589)	(3,158)	(2,356)
Other, net	881	368	2,091	2,452
(Loss) income before income taxes	(5,834)	11,297	32,081	48,832
(Benefit) provision for income taxes	(348)	2,474	8,454	10,065
NET (LOSS) INCOME BEFORE NONCONTROLLING INTEREST	(5,486)	8,823	23,627	38,767
Less net income attributable to noncontrolling interest	—	—	224	—
SJW GROUP NET (LOSS) INCOME	(5,486)	8,823	23,403	38,767
Unrealized gain on investment, net of taxes of $43	117	—	117	—
Adjustment to postretirement benefit plans, net of tax of $22	9	—	9	—
COMPREHENSIVE (LOSS) INCOME	$(5,360)	8,823	$23,529	38,767

EARNINGS PER SHARE:
Basic	$(0.19)	0.38	$0.82	1.83
Diluted	$(0.19)	0.38	$0.82	1.82
DIVIDENDS PER SHARE	$0.30	0.28	$1.20	1.12
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	28,456	23,056	28,443	21,214
Diluted	28,666	23,143	28,563	21,332

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31, 2019	December 31, 2018
ASSETS
Utility plant:
Land	$34,395	18,296
Depreciable plant and equipment	2,988,454	1,833,051
Construction in progress	112,232	68,765
Intangible assets	33,424	15,799
Total utility plant	3,168,505	1,935,911
Less accumulated depreciation and amortization	962,019	607,090
Net utility plant	2,206,486	1,328,821

Real estate investments	57,699	56,336
Less accumulated depreciation and amortization	13,597	12,327
Net real estate investments	44,102	44,009
CURRENT ASSETS:
Cash and cash equivalents:
Cash	12,944	8,722
Restricted cash	5,000	—
Money market fund	—	412,000
Accounts receivable and accrued unbilled utility revenue	88,077	50,219
Current regulatory assets, net	6,472	26,910
Other current assets	9,553	4,871
Total current assets	122,046	502,722
OTHER ASSETS:
Regulatory assets, net	113,945	76,715
Investments	12,928	—
Goodwill	628,287	1,680
Other	4,676	2,442
	759,836	80,837
	$3,132,470	1,956,389

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31, 2019	December 31, 2018
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$28	28
Additional paid-in capital	506,639	495,366
Retained earnings	383,191	393,918
Accumulated other comprehensive income	126	—
Total stockholders’ equity	889,984	889,312
Long-term debt, less current portion	1,283,597	431,424
Total capitalization	2,173,581	1,320,736
CURRENT LIABILITIES:
Lines of credit	117,209	100,000
Current portion of long-term debt	22,272	—
Accrued groundwater extraction charges, purchased water and power	17,211	13,694
Accounts payable	34,886	24,937
Accrued interest	13,140	7,132
Accrued payroll	11,570	7,181
Other current liabilities	18,279	11,041
Total current liabilities	234,567	163,985

DEFERRED INCOME TAXES	195,598	79,651
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	398,374	248,853
POSTRETIREMENT BENEFIT PLANS	108,044	70,490
REGULATORY LIABILITY	—	59,149
OTHER NONCURRENT LIABILITIES	22,306	13,525
	$3,132,470	1,956,389